EXHIBIT 99.1

Arbutus Reports Second Quarter 2025 Financial Results and Provides Corporate Update

Q2 total revenue of $10.7M includes previously-deferred revenue following reacquisition of Greater China rights to imdusiran

Dr. Roger Sawhney joins the Arbutus Board of Directors following resignation of Anuj Hasija

Dr. Harry Janssen joins the Arbutus Scientific Advisory Board

Strong financial position with cash, cash equivalents and marketable securities of $98.1M

WARMINSTER, Pa., Aug. 06, 2025 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported second quarter 2025 financial results and provided a corporate update.

“We delivered a strong quarter, marked by positive quarterly earnings resulting from the conclusion of our Greater China partnership with Qilu,” said Lindsay Androski, President and CEO of Arbutus. “Once again holding global rights for imdusiran, and launching a late-stage clinically focused Scientific Advisory Board, were two important steps taken this quarter in our quest to drive long-term value through our chronic hepatitis B virus (cHBV) programs.”

“I am excited to announce that Dr. Harry Janssen of Erasmus MC in Rotterdam has joined our Scientific Advisory Board, bringing his unparalleled knowledge and experience in late-stage clinical trials in cHBV,” Ms. Androski continued. “Today, the Company also congratulates Anuj Hasija on his appointment as Vice President, Global Commercial Strategy for Type 1 Diabetes at Vertex. Anuj has stepped down from the Arbutus Board in order to focus exclusively on this new role, and on behalf of the Company and the entire Board, I thank Anuj for his service. We are also excited to welcome Dr. Roger Sawhney as the newest member of our Board. Dr. Sawhney has enjoyed a distinguished career spanning senior executive roles in biotech, pharma and investing, and also brings extensive public company board experience.”

LNP Litigation

  Arbutus continues to consult closely with and support our exclusive licensee, Genevant Sciences, to protect and defend Arbutus’s intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech. The Company, together with Genevant, is seeking fair compensation for Moderna’s and Pfizer/BioNTech’s use of Arbutus’s patented LNP technology that was developed with great effort and at a great expense, and without which Moderna’s and Pfizer/BioNTech’s COVID-19 vaccines would not have been successful.
  In the Moderna U.S. litigation, fact discovery has been completed, and expert discovery is concluding. The summary judgment phase of the case began in July 2025 and a jury trial is scheduled to be held in March 2026. Additionally, in July 2025, the case was reassigned to a different judge in the same court. In March 2025, the Company, alongside Genevant Sciences, filed five international lawsuits against Moderna and its affiliates seeking to enforce patents protecting the Company’s patented LNP technology across 30 countries. The first major hearings in the international lawsuits are expected in the first half of calendar year 2026.
  The claim construction hearing for the lawsuit against Pfizer/BioNTech occurred in December 2024. The court has not provided guidance for the timing of its ruling in the claim construction hearing, which could potentially come in 2025.

Corporate Updates

  In June 2025, the Company and Qilu Pharmaceutical mutually agreed to conclude the strategic partnership for the development, manufacturing, and commercialization of imdusiran in Greater China. The Company now once again holds global rights for its lead compound, imdusiran.
  Dr. Harry L.A. Janssen, MD, PhD, joined the Company’s Scientific Advisory Board effective August 1, 2025, increasing the membership to six global experts in cHBV treatment. Dr. Janssen is a Professor of Hepatology and the Chair of the Department of Gastroenterology and Hepatology at Erasmus MC, Rotterdam, The Netherlands.
  Effective August 4, 2025, Anuj Hasija resigned from the Company’s Board of Directors due to his transition to a full-time executive role that precludes his participation on the Arbutus and other boards of directors.
  Filling the vacancy on our Board of Directors, Dr. Roger Sawhney, MD, joined the Board effective August 4, 2025. Dr. Sawhney is a seasoned executive and board member with extensive experience across biotechnology, pharmaceuticals, healthcare technology, and investment sectors. He holds an MD from Harvard Medical School and a BA in Economics from Stanford University.

Financial Results

Cash, Cash Equivalents and Investments

As of June 30, 2025, the Company had cash, cash equivalents and investments in marketable securities of $98.1 million compared to $122.6 million as of December 31, 2024. During the six months ended June 30, 2025, the Company used $29.1 million in operating activities, which included one-time payments related to our restructuring efforts. This was partially offset by $3.1 million of proceeds from the exercise of employee stock options.

Revenue

Total revenue was $10.7 million for the quarter ended June 30, 2025, compared to $1.7 million for the same period in 2024. The increase of $9.0 million was primarily due to the recognition of all previously-deferred revenue as a result of the conclusion of the Company’s strategic partnership with Qilu Pharmaceutical, partially offset by a decrease in license royalty revenues due to a decline in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $5.5 million for the quarter ended June 30, 2025 compared to $15.6 million for the same period in 2024. The decrease of $10.1 million was due primarily to cost savings from the Company’s decision in August 2024 to streamline the organization to focus its efforts on advancing the clinical development of imdusiran and AB-101, which included ceasing all discovery efforts, discontinuing its IM-PROVE III clinical trial and reducing the Company’s workforce.

General and administrative expenses were $3.3 million for the quarter ended June 30, 2025, compared to $7.5 million for the same period in 2024. This decrease was due primarily to cost cutting efforts by the Company, which drove reductions in litigation-related legal fees and employee compensation-related expenses.

Restructuring costs in the quarter ended June 30, 2025 were $0.2 million, and all remaining restructuring-related payments are expected to be made in the second half of 2025.

Net Income/Loss

For the quarter ended June 30, 2025, the Company’s net income was $2.5 million, or income of $0.01 per basic and diluted common share, as compared to a net loss of $19.8 million, or a loss of $0.11 per basic and diluted common share, for the quarter ended June 30, 2024.

Outstanding Shares

As of June 30, 2025, the Company had 191.6 million common shares issued and outstanding, as well as 15.2 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Collaborations and licenses	$10,213	$1,155	$11,529	$2,094
Non-cash royalty revenue	526	571	974	1,164
Total Revenue	10,739	1,726	12,503	3,258
Operating expenses
Research and development	5,498	15,551	14,457	30,954
General and administrative	3,328	7,547	9,160	12,859
Change in fair value of contingent consideration	260	211	559	391
Restructuring costs	165	—	12,538	—
Total operating expenses	9,251	23,309	36,714	44,204
Gain (loss) from operations	1,488	(21,583)	(24,211)	(40,946)
Other income
Interest income	1,042	1,829	2,239	3,374
Interest expense	(28)	(34)	(56)	(78)
Foreign exchange gain (loss)	21	(8)	25	(21)
Total other income	1,035	1,787	2,208	3,275
Income tax expense	—	—	—	—
Net income (loss)	$2,523	$(19,796)	$(22,003)	$(37,671)
Net income (loss) per common share
Basic	$0.01	$(0.11)	$(0.12)	$(0.21)
Diluted	$0.01	$(0.11)	$(0.12)	$(0.21)
Weighted average number of common shares
Basic	191,551,282	188,041,489	191,130,631	181,842,519
Diluted	192,399,733	188,041,489	191,130,631	181,842,519

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities, current	$98,088	$122,623
Accounts receivable and other current assets	5,031	4,693
Total current assets	103,119	127,316
Property and equipment, net of accumulated depreciation and impairment	148	3,309
Right of use asset	—	1,048
Other non-current assets	—	34
Total assets	$103,267	$131,707

Accounts payable and accrued liabilities	$4,508	$7,564
Deferred license revenue, current	—	7,571
Lease liability, current	514	483
Total current liabilities	5,022	15,618
Liability related to sale of future royalties	3,910	4,829
Deferred license revenue, non-current	—	2,863
Contingent consideration	10,784	10,225
Lease liability, non-current	575	806
Total stockholders’ equity	82,976	97,366
Total liabilities and stockholders’ equity	$103,267	$131,707

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2025	2024
Net loss	$(22,003)	$(37,671)
Non-cash items	5,834	3,973
Change in deferred license revenue	(10,434)	(757)
Other changes in working capital	(2,537)	656
Net cash used in operating activities	(29,140)	(33,799)
Net cash provided by investing activities	26,960	21,523
Issuance of common shares pursuant to the Open Market Sale Agreement	—	44,124
Cash provided by other financing activities	3,237	4,676
Net cash provided by financing activities	3,237	48,800
Effect of foreign exchange rate changes on cash and cash equivalents	25	(21)
Increase in cash and cash equivalents	1,082	36,503
Cash and cash equivalents, beginning of period	36,330	26,285
Cash and cash equivalents, end of period	37,412	62,788
Investments in marketable securities	60,676	85,725
Cash, cash equivalents and marketable securities, end of period	$98,088	$148,513

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens including HBsAg, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (GalNAc) delivery technology enabling subcutaneous delivery. To date, Arbutus has reported a total of eight patients with cHBV who have achieved a functional cure following treatment with imdusiran and NA therapy in combination with either IFN or low dose nivolumab plus an immunotherapeutic. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and hepatitis B virus DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus (HBV). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech for use of Arbutus’s patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV; the potential for Arbutus’ product candidates to achieve success in clinical trials; Arbutus’ pipeline and development plans for its cHBV programs; and Arbutus’ plans with respect to the ongoing patent litigation matters, and the expected timing thereof.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com